Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS THIRD QUARTER RESULTS

Year to Date EPS $0.21 vs. $0.06 Last Year

Company Raises Fiscal Year 2010 EPS Guidance Range to $0.32 to $0.34

CANTON, MA (November 18, 2010) — Casual Male Retail Group, Inc. (NASDAQ: CMRG), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the third quarter and nine month period ended October 30, 2010.

Third Quarter Highlights (2010 vs. 2009)

•	Net income increased to $0.3 million, or $0.01 per diluted share, from a net loss of $(1.4) million, or $(0.03) per diluted share

•	Comparable sales increased 3.0% and total sales increased 1.4% to $89.9 million

•	Gross margin increased 300 basis points to 45.7%

Nine Month Highlights (2010 vs. 2009)

•	Net income increased to $10.0 million, or $0.21 per diluted share, from net income of $2.6 million, or $0.06 per diluted share

•	Comparable sales increased 0.9% and total sales decreased 0.8% to $282.2 million

•	Gross margin increased 270 basis points to 46.0%

David Levin, President and CEO, stated, “CMRG’s business has strengthened throughout the year with a comparable sales increase of 3% this quarter. This performance has resulted in our raising earnings expectations by almost 40% from the beginning of the year. Furthermore, we continue to be pleased with our customers’ response to the DXL stores opened over the past two quarters. We are currently planning for improved business trends in 2011, including opening between 8-12 more DXL stores in locations throughout the US.”

Sales

For the third quarter of fiscal 2010, comparable sales increased 3.0% and total sales increased 1.4% to $89.9 million as compared to the prior year’s third quarter. During the third quarter of fiscal 2010, comparable sales for our Casual Male XL business increased 2.6% and comparable sales from our Rochester business increased 3.9%. On a comparable basis, sales from our direct businesses increased by 2.2% while sales from the Company’s retail stores increased 3.2% for the third quarter of fiscal 2010. The sales improvement in the third quarter of fiscal 2010 is largely attributable to improved traffic trends. While traffic was still down 2.7% for the third quarter, it was a substantial improvement from the -6.3% to -12.7% realized in the four previous quarters. In addition, during the third quarter and first nine months of fiscal 2010, the Company’s other store metrics, such as customer conversion rate and average transactions, have continually strengthened, contributing to the comparable sales increase this quarter.

For the first nine months of fiscal 2010, comparable sales increased 0.9% while total sales declined 0.8% to $282.2 million as compared to the prior year’s first nine months. For the first nine months of fiscal 2010, comparable sales from our Rochester business increased 2.1% while comparable sales from our Casual Male XL business were flat. On a comparable basis, sales from our direct businesses increased by 2.8% and sales from the Company’s retail stores increased by 0.5% for the first nine months of fiscal 2010.

Gross Profit Margin

For the third quarter of fiscal 2010, gross margin increased 300 basis points to 45.7%. The increase was the result of a 190 basis point improvement in merchandise margin and a 110 basis point improvement in occupancy costs. For the first nine months of fiscal 2010, gross margin increased 270 basis points to 46.0%. The increase was the result of a 190 basis point improvement in merchandise margin and an 80 basis point improvement in occupancy costs.

SG&A

On a dollar basis, SG&A expenses increased 10% for the third quarter of fiscal 2010 as compared to last year’s third quarter. As a percentage of sales, SG&A expenses for the third quarter of fiscal 2010 were 43.1% of sales as compared to 39.8% of sales in the third quarter of fiscal 2009.

The SG&A increase of approximately $3.5 million in the third quarter of fiscal 2010 was due to: (i) additional SG&A costs, primarily advertising and store payroll, associated with our newly opened DXL stores and (ii) bonus accruals of approximately $1.9 million for both the Company’s annual incentive plan and senior management long-term incentive plan. In the prior year, the Company did not accrue for its bonus plans until the fourth quarter of fiscal 2009, when the achievement of the bonus plans became probable.

For the first nine months of fiscal 2010, on a dollar basis, SG&A expenses increased 1.8% as compared to the first nine months of fiscal 2009. As a percentage of sales, SG&A expenses for the first nine months were 38.9% of sales as compared to 37.9% of sales for the first nine months of fiscal 2009.

For fiscal 2010, the Company expects that SG&A costs will increase slightly, less than 1%, from the prior year. The Company continues to benefit from the cost reductions taken in fiscal 2009, which are principally offsetting the additional SG&A expenses in fiscal 2010.

Interest Expense

Net interest expense for the third quarter of fiscal 2010 decreased by $0.1 million to $0.2 million from $0.3 million in the prior year. For the first nine months of fiscal 2010, net interest expense was $0.5 million, a decrease of $0.4 million from $0.9 million for the first nine months of the prior year. This decrease was primarily the result of a decrease in total indebtedness over the prior year.

Provision (Benefit) for Income Taxes

Net income for the third quarter and first nine months of fiscal 2010 was positively impacted by $0.8 million, or $0.02 per diluted share due to the reversal of previously reserved tax matters.

Cash Flow

Free cash flow from operations decreased by $6.2 million to $(2.4) million for the first nine months of fiscal 2010 as compared to $3.8 million for the first nine months of fiscal 2009. This decrease was partially due to the expected increase in capital expenditures for the Company’s new DXL stores.

Balance Sheet & Liquidity

Total debt decreased 58%, or $20.0 million, to $14.5 million at the end of the third quarter of fiscal 2010 from $34.5 million at the end of the third quarter of fiscal 2009. At October 30, 2010, the Company had $69.1 million available under its credit line facility.

Subsequent to the end of the third quarter, on November 10, 2010, the Company amended and restated its current credit facility with Bank of America, N.A., as Agent. The new agreement provides for a maximum committed borrowing of $75 million, which, pursuant to an accordion feature, may be increased to $125 million upon the request of the Company and the agreement of the lender(s) participating in the increase. The maturity date of the amended and restated credit facility is November 10, 2014.

Inventory levels of $109.6 million at the end of the third quarter of fiscal 2010 increased 1.3% from $108.2 million at the end of the third quarter of fiscal 2009.

Destination XL

During the first nine months of fiscal 2010, the Company has opened its first four Destination XL™ (also called DXL™) stores located in the following test markets: Schaumburg, IL; Memphis, TN; Houston, TX; and Las Vegas, NV.

Through the third quarter of fiscal 2010, the four DXL stores have shown double digit improvements in sales over the prior year’s predecessor stores from the respective DXL store market area. Based on the strong performance of these four stores thus far, the Company anticipates expanding the testing further in fiscal 2011, by opening an additional 8-12 new DXL stores. If the Company continues to have success with the DXL stores in fiscal 2011, the long-range plan currently envisions 75-100 DXL store locations by fiscal 2015.

Updated Fiscal 2010 Outlook

Based on the Company’s performance during the third quarter of fiscal 2010, the Company has further revised its earnings guidance to $0.32-$0.34 per diluted share. As of November 18, 2010, the Company is projecting the following for the fiscal year ending January 29, 2011:

•	Comparable sales +1% with total sales of $393 – $396 million (slightly up from a low of flat comps and total sales of $390 million)

•	Gross profit margin of 45.9% to 46.2% (previous range 45.3% to 45.6%)

•

SG&A expenses to increase by less than 1.0% (previous estimate was a 2.0% decrease) This increase relates to incremental expenses associated with slightly higher sales and expected higher payouts under the Company’s incentive plans, as a result of higher than expected earnings performance.

•	Diluted earnings per share of $0.32 – $0.34 (previous range $0.29-$0.32)

•	Free cash flow of approximately $24 million, which is based on operating cash flow of approximately $34 million less capital expenditures of approximately $10 million

•	The Company’s cash balance at the end of the year is expected to be between $15-$20 million

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion also refers to non-GAAP free cash flow of $(2.4) million and $3.8 million for the nine months ended October 30, 2010 and October 31, 2009, respectively, and estimated non-GAAP free cash flow of $24.0 million for fiscal 2010. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions.

	For the nine months ended		Projected Cash Flow Fiscal 2010
(in millions)	October 30, 2010	October 31, 2009
Cash flow from operating activities	$4.9	$7.2	$34.0
Less: Capital expenditures	(7.3)	(3.4)	(10.0)
Less: Discretionary store asset acquisitions	—	—	—

Estimated Free Cash Flow	$(2.4)	$3.8	$24.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the third quarter and first nine months of fiscal 2010. The conference call will be broadcast live today, Thursday, November 18, 2010 at 9:00 a.m. Eastern Standard Time and can be accessed at www.casualmalexl.com by clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 445 Casual Male XL retail and outlet stores, 4 Destination XL stores, 17 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2010, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2010, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Sales	$89,936	$88,689	$282,171	$284,502
Cost of goods sold, including occupancy	48,802	50,826	152,360	161,256

Gross profit	41,134	37,863	129,811	123,246
Expenses:
Selling, general and administrative	38,802	35,287	109,864	107,951
Depreciation and amortization	3,159	3,885	9,847	11,662

Total expenses	41,961	39,172	119,711	119,613

Operating income (loss)	(827)	(1,309)	10,100	3,633
Other income, net	323	94	531	280
Interest expense, net	(177)	(256)	(485)	(881)

Income (loss) before income taxes	(681)	(1,471)	10,146	3,032
Provision (benefit) for income taxes	(970)	(61)	107	480

Net income (loss)	$289	$(1,410)	$10,039	$2,552

Net income (loss) per share—basic	$0.01	$(0.03)	$0.21	$0.06
Net income (loss) per share—diluted	$0.01	$(0.03)	$0.21	$0.06
Weighted-average number of common shares outstanding:
Basic	47,041	44,761	46,895	42,554
Diluted	47,548	44,761	47,435	42,949

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

October 30, 2010 and January 30, 2010

(In thousands)

	October 30, 2010	January 30, 2010
ASSETS

Cash and investments	$6,043	$4,302
Inventories	109,591	89,977
Other current assets	14,894	10,874
Property and equipment, net	40,080	41,888
Intangible assets	32,425	32,809
Other assets	1,377	1,189

Total assets	$204,410	$181,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$61,447	$52,550
Deferred taxes	1,346	769
Deferred gain on sale-leaseback	22,347	23,446
Notes payable	10,589	3,475
Long-term debt, including current portion	3,921	7,576
Stockholders’ equity	104,760	93,223

Total liabilities and stockholders’ equity	$204,410	$181,039